Exhibit B

Form of Lock-Up Agreement

[Date], 2015

Piper Jaffray & Co.

Stifel Nicolaus & Company, Incorporated

As representatives of the underwriters named

in Schedule II to the Purchase Agreement

referred to below

c/o	Piper Jaffray & Co.
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402

c/o	Stifel, Nicolaus & Company, Incorporated
One Montgomery Street, Suite 3700
San Francisco, CA 94104

Dear Sirs:

As an inducement to the underwriters (the “Underwriters”) to execute a purchase agreement (the “Purchase Agreement”) providing for a public offering (the “Offering”) of common stock (the “Common Stock”), of CoLucid Pharmaceuticals, Inc. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that without, in each case, the prior written consent of Piper Jaffray & Co. (“Piper Jaffray”) and Stifel Nicolaus & Company, Incorporated (“Stifel”, and together with Piper Jaffray, the “Representatives”) during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock; or (4) publicly disclose the intention to do any of the foregoing.

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such securities.

The Lock-Up Period will commence on the date of this letter and continue and include the date 180 days after the date of the final prospectus used to sell Common Stock in the Offering pursuant to the Purchase Agreement, to which you are or expect to become parties.

If the undersigned is an officer or director of the Company, (i) each of the Representatives agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Purchase Agreement to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this letter that are applicable to the transferor, to the extent and for the duration that such terms remain in effect at the time of the transfer. The undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Common Stock that the undersigned may purchase in the Offering.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Securities (i) acquired by the undersigned in the Offering (other than any issuer-directed Common Stock purchased in the Offering by an officer or director of the Company) or in the open market after the completion of the Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transfers of the Undersigned’s Securities acquired in such open market transactions; (ii) as a bona fide gift or gifts; (iii) to any trust, partnership, limited liability company, or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iv) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributions of shares of Common Stock or any security convertible into or exercisable for Common Stock to limited partners, limited liability company members or stockholders of the undersigned; (v) if the undersigned is a trust, transfers to the beneficiary of such trust; (vi) transfers by testate succession or intestate succession; (vii) pursuant to the Purchase Agreement; or (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (ii)-(vii) above or (ix) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (ii)-(vi), that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the Underwriters to be bound by the terms of this letter, and, in the case of clauses (ii)-(vii), that no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, nor more remote than first cousin. Further, the restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of any of the Undersigned’s Securities occurring after the consummation of the Offering, pursuant to a tender offer for securities of the Company that would, if consummated, result in not less than a majority of the outstanding voting securities of the Company being disposed in such transaction or pursuant to any other transaction, including, without limitation, a merger, consolidation or other business combination, resulting in not less than a majority of the outstanding voting securities of the Company being disposed in such transaction (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of any of the Undersigned’s Securities in connection with any such transaction or to vote any of the Undersigned’s Securities in favor of any such transaction); provided that, if such tender offer or other transaction is not completed, any of the Undersigned’s Securities subject to this letter shall remain subject to the restrictions contained in this letter.

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to the Company’s equity incentive plans; provided that it shall apply to any of the Undersigned’s Securities issued upon such exercise; or (ii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof andl no filing with the Securities and Exchange Commission or other regulatory authority in respect hereof or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this letter.

Notwithstanding anything herein to the contrary, if the Representatives grant, during the Lock-Up Period, to any stockholder that has executed a lock-up agreement with respect to the Offering similar in form to this letter agreement, a waiver or release from any of the restrictions set forth in such lock-up agreement with respect to any percentage of shares held by such stockholder, then the same percentage of the Undersigned’s Securities shall automatically be deemed to be released from the restrictions of this letter agreement on the same terms; provided, however, that the provisions of this paragraph shall not apply unless and until the Representatives have first waived such restrictions with respect to an aggregate number of shares of Common Stock representing more than 2% of the Company’s total outstanding shares of Common Stock calculated as of immediately prior to the Offering and assuming conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Common Stock.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter and that upon request, the undersigned will execute and additional documents necessary to ensure the validity or enforcement of this letter. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this letter, and this letter shall be void and of no further force or effect, if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering; (ii) the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder; or (iii) the Offering is not completed by June 30, 2015.

The undersigned understands that the Underwriters are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this letter.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing (and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

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